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Exhibit 12.1

  Hanover Compressor Company Computation of Ratio of Earnings to Fixed Charges
                        (Amounts in thousands of dollars)

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

                                                                     YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                         2000       1999       1998       1997       1996
                                                       --------   --------   --------   --------   --------
                                                      (Restated)
Earnings:
Pretax income from continuing operations............   $ 79,010    $60,463    $49,636    $28,685    $16,953

Add:
Interest on indebtedness and amortization of
 debt expense and discount(1).......................     15,116      9,115     11,716     10,728      6,594
Interest component of leasing and rent expense......     46,132     22,486      6,310        113        132
Equity in losses of joint ventures..................     (3,518)    (1,188)    (1,369)        --         --
                                                       --------    -------    -------    -------    -------
 Earnings as adjusted                                   136,740     90,876     66,293     39,526     23,679
                                                       --------    -------    -------    -------    -------
Fixed charges:
Interest on indebtedness, amortization of debt
 expense and discount and capitalized interest(1)...     16,589     10,597     11,716     10,728      6,594
Interest component of leasing and rent expense......     46,132     22,486      6,310        113        132
                                                       --------    -------    -------    -------    -------
 Fixed charges......................................     62,721     33,083     18,026     10,841      6,726
                                                       --------    -------    -------    -------    -------
Ratio of earnings to fixed charges..................       2.18       2.75       3.68       3.65       3.52
                                                       ========    =======    =======    =======    =======
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(1) Includes distributions on mandatorily redeemable convertible preferred securities.